Exhibit 5.1


                   [Letterhead of Wilson Sonsini Goodrich & Rosati]



                                    July 1, 1998


Axiohm Transaction Solutions, Inc.
15070 Avenue of Science
San Diego, California 92128

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 1, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 731,118 shares of your Common Stock reserved for issuance under the 1992 Stock Option Plan and under written compensation arrangements with Mr. Unsworth (collectively the "Plans"). As legal counsel for Axiohm Transaction Solutions, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.


                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati